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As filed with the Securities and Exchange Commission on December 6, 2005

Registration No. 333-127517

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	54-2091194 (I.R.S. Employer Identification No.)

400 W. Illinois, Suite 800
Midland, Texas 79701
(432) 620-5500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kenneth V. Huseman
President
400 W. Illinois, Suite 800
Midland, Texas 79701
(432) 620-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200 Attn: David C. Buck	Vinson & Elkins L.L.P. 2300 First City Tower, 1001 Fannin Houston, Texas 77002 (713) 758-2222 Attn: Thomas P. Mason

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 5 to the Form S-1 Registration Statement is being filed for the sole purpose of filing an additional exhibit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$33,839
NASD filing fee	29,250
NYSE listing fee	170,000
Printing and engraving expenses	400,000
Legal fees and expenses	250,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	4,500
Miscellaneous	462,411

TOTAL	$1,700,000

ITEM 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Basic Energy Services' certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Basic Energy Services. As permitted by the DGCL, the certificate of incorporation provides that directors of Basic Energy Services shall have no personal liability to Basic Energy Services or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Basic Energy Services or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of II-1 law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        We have also entered into indemnification agreements with all of our directors and some of our executive officers (including each of our named executive officers). These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

        The indemnification agreements cover expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

        We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

  •
  us, except for:

  •
  claims regarding the indemnitee's rights under the indemnification agreement;

  •
  claims to enforce a right to indemnification under any statute or law; and

  •
  counter-claims against us in a proceeding brought by us against the indemnitee; or

  •
  any other person, except for claims approved by our board of directors.

        We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies will include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees will be named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

ITEM 15. Recent Sales of Unregistered Securities

        During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 3(a)(9) or Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 of the Securities Act of 1933. The recipients of these securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. No remuneration or commission was paid or given directly or indirectly. The following information gives effect to a 5-for-1 stock split effected as a stock dividend on September 26, 2005:

        In February 2002, our predecessor, Basic Energy Services, Inc., issued 3,000,000 shares of our common stock, together with warrants exercisable for an aggregate of 600,000 shares of our common stock, to existing stockholders and their affiliates for aggregate cash consideration of $12,000,000.

        On June 25, 2002, our predecessor, Basic Energy Services, Inc., issued 150,000 shares of our Series A 10% Cumulative Preferred Stock, together with warrants exercisable for an aggregate of 3,750,000 shares of our common stock, to existing stockholders and their affiliates for aggregate cash consideration of $15,000,000. Offering expenses related to this transaction totaled $58,000.

        On January 24, 2003, we issued one share of our common stock in exchange for each share of then-outstanding common stock of our predecessor, Basic Energy Services, Inc., and shares of our Series A 10% Cumulative Preferred Stock in exchange for all of the then-outstanding shares of its Series A 10% Cumulative Preferred Stock, and assumed all of the outstanding warrants and options then outstanding by this predecessor.

        On May 5, 2003, we issued an aggregate of 771,740 shares of common stock upon the exercise of all of our EBITDA Contingent Warrants, which were issued during December 2000 and August 2001 to our prior stockholders and certain members of management for aggregate consideration of $1,543.48.

        On May 5, 2003, we granted options to purchase an aggregate of 605,000 shares of common stock under our Amended and Restated 2003 Incentive Plan to employees and directors at an exercise price of $4.00 per share. We received no payments from the optionees upon issuance of the options.

        On October 1, 2003, we granted options to purchase an aggregate of 37,500 shares of common stock under our 2003 Incentive Plan to a new director at an exercise price of $5.1584 per share. We received no payments from the optionee upon issuance of the options.

        On October 3, 2003, we issued an aggregate of 3,650,000 shares of common stock, including 730,000 shares of common stock issued into escrow, to the former stockholders of FESCO Holdings, Inc. as consideration for all of the outstanding shares of FESCO Holdings, Inc. The implied value per share in connection with the share exchange was $5.1584 per share.

        On October 3, 2003, we issued an aggregate of 3,304,085 shares of common stock in exchange for all of the outstanding shares of our Series A 10% Cumulative Preferred Stock and accrued dividends. The implied value per share in connection with the share exchange was $5.1584 per share.

        On February 23, 2004, our board of directors approved the issuance of 837,500 shares of restricted stock to our officers under our 2003 Incentive Plan. These shares, as issued effective April 22, 2004 after stockholder approval of our Amended and Restated 2003 Incentive Plan, are subject to vesting in one-fourth increments for all officers other than Mr. Carter on February 24, 2005, 2006, 2007 and 2008, and with respect to shares owned by Mr. Carter, vesting one-half on February 24, 2005 and 2006. All of these shares are also subject to repurchase at the lower of their book value or their fair market value in accordance with our Second Amended and Restated

Stockholders Agreement. We received no payments from the recipients upon the issuance of these shares.

        On March 1, 2004, we granted options to purchase an aggregate of 37,500 shares of common stock under our 2003 Incentive Plan to a new director at an exercise price of $5.1584 per share. We received no payments from the optionee upon issuance of the options.

        On March 23, 2004, we granted options to purchase an aggregate of 50,000 shares of common stock under our Amended and Restated 2003 Incentive Plan to employees at an exercise price of $5.1584. We received no payments from optionees upon issuance of the options.

        On January 26, 2005, we granted options to purchase an aggregate of 100,000 shares of common stock under our Amended and Restated 2003 Incentive Plan to a new executive officer at an exercise price of $5.1584. We received no payment from the optionee upon the issuance of the options.

        On March 2, 2005, we granted options to purchase an aggregate of 865,000 shares of common stock under our Amended and Restated 2003 Incentive Plan to employees at an exercise price of $6.98.

        On May 16, 2005, we granted options to purchase an aggregate of 5,000 shares of common stock under our Amended and Restated 2005 Incentive Plan to employees at an exercise price of $6.98.

ITEM 16. Exhibits and Financial Statement Schedules

  a.
  Exhibits:

1.1*	—	Form of Underwriting Agreement
3.1**	—	Amended and Restated Certificate of Incorporation dated as of September 22, 2005
3.2**	—	Form of Amended and Restated Bylaws
4.1**	—	Specimen Stock Certificate representing common stock
5.1**	—	Opinion of Andrews Kurth LLP
10.1**	—	Form of Indemnification Agreement
10.2**	—	Employment Agreement dated as of March 1, 2004 with Kenneth V. Huseman
10.3**	—	Employment Agreement dated as of May 1, 2003 with Dub W. Harrison
10.4**	—	Employment Agreement dated as of May 1, 2003 with Charles W. Swift
10.5**	—	Employment Agreement dated as of May 1, 2003 with James J. Carter
10.6**	—	Employment Agreement dated as of January 26, 2005 with Alan Krenek
10.7**	—	Second Amended and Restated Stockholders' Agreement dated as of April 2, 2004 by and among Basic Energy Services, Inc. and the stockholders listed therein
10.8**	—	Stock Purchase Agreement dated as of September 18, 2003, as amended on October 1, 2003, with FESCO Holdings, Inc. and the sellers named therein
10.9**	—	Asset Purchase Agreement dated as of August 14, 2003 with PWI

10.10**	—
Second Amended and Restated Credit Agreement, dated as of October 3, 2003, restated as of December 21, 2004, by and among Basic Energy Services, L.P. and the other Borrowers named therein, Basic Energy Services, Inc. and the other Guarantors named therein, the Lenders party thereto, UBS Securities LLC as Arranger, Hibernia National Bank, as Documentation Agent, and UBS AG, Stanford Branch, as Issuing Bank, Administrative Agent and Collateral Agent
10.11**	—	Second Amended and Restated 2003 Incentive Plan
10.12**	—	Form of Non-Qualified Option Grant Agreement (Executive Officer — Pre-March 1, 2005)
10.13**	—	Form of Non-Qualified Option Grant Agreement (Executive Officer — Post-March 1, 2005)
10.14**	—	Form of Non-Qualified Option Grant Agreement (Non-Employee Director — Pre-March 1, 2005)
10.15**	—	Form of Non-Qualified Option Grant Agreement (Non-Employee Director — Post-March 1, 2005)
10.16**	—	Form of Restricted Stock Grant Agreement
10.17**	—	Workover Unit Package Contract and Acceptance Agreement, dated as of May 17, 2005, by and between Basic Energy Services, L.P. and Taylor Rigs, LLC
10.18**	—	Share Exchange Agreement dated as of September 22, 2003, by and among BES Holding Co. and the Stockholders named therein.
10.19**	—	Form of Share Tender and Repurchase Agreement
10.20**	—	Workover Unit Package Contract and Acceptance Agreement, dated as of November 10, 2005, by and between Basic Energy Services, L.P. and Taylor Rigs, LLC
21.1**	—	Subsidiaries of Basic Energy Services
23.1**	—	Consent of KPMG LLP
23.2**	—	Consent of PricewaterhouseCoopers LLP
23.3**	—	Consent of Andrews Kurth LLP (Contained in Exhibit 5.1)
24.1**	—	Power of Attorney

*
Filed herewith

**
Previously filed

b.
Financial Statement Schedules

        None.

ITEM 17. Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

          (c)   For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on December 5, 2005.

BASIC ENERGY SERVICES, INC.
By:	/s/ KENNETH V. HUSEMAN
Name:	Kenneth V. Huseman
Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Date

/s/ KENNETH V. HUSEMAN Kenneth V. Huseman	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2005
/s/ ALAN KRENEK Alan Krenek	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 5, 2005
/s/ STEVEN A. WEBSTER * Steven A. Webster	Chairman of the Board	December 5, 2005
/s/ JAMES S. D'AGOSTINO, JR. * James S. D'Agostino, Jr.	Director	December 5, 2005
/s/ WILLIAM E. CHILES * William E. Chiles	Director	December 5, 2005
/s/ ROBERT F. FULTON * Robert F. Fulton	Director	December 5, 2005
/s/ SYLVESTER P. JOHNSON, IV * Sylvester P. Johnson, IV	Director	December 5, 2005
/s/ H.H. WOMMACK, III * H.H. Wommack, III	Director	December 5, 2005
*By:	/s/ ALAN KRENEK Alan Krenek As Attorney-in-Fact

EXHIBIT INDEX

1.1*	—	Form of Underwriting Agreement
3.1**	—	Amended and Restated Certificate of Incorporation dated September 22, 2005
3.2**	—	Form of Amended and Restated Bylaws
4.1**	—	Specimen Stock Certificate representing common stock
5.1**	—	Opinion of Andrews Kurth LLP
10.1**	—	Form of Indemnification Agreement
10.2**	—	Employment Agreement dated as of March 1, 2004 with Kenneth V. Huseman
10.3**	—	Employment Agreement dated as of May 1, 2003 with Dub W. Harrison
10.4**	—	Employment Agreement dated as of May 1, 2003 with Charles W. Swift
10.5**	—	Employment Agreement dated as of May 1, 2003 with James J. Carter
10.6**	—	Employment Agreement dated as of January 26, 2005 with Alan Krenek
10.7**	—	Second Amended and Restated Stockholders' Agreement dated as of April 2, 2004 by and among Basic Energy Services, Inc. and the stockholders listed therein
10.8**	—	Stock Purchase Agreement dated as of September 18, 2003, as amended on October 1, 2003, with FESCO Holdings, Inc. and the sellers named therein
10.9**	—	Asset Purchase Agreement dated as of August 14, 2003 with PWI
10.10**	—	Second Amended and Restated Credit Agreement, dated as of October 3, 2003, restated as of December 21, 2004, by and among Basic Energy Services, L.P. and the other Borrowers named therein, Basic Energy Services, Inc. and the other Guarantors named therein, the Lenders party thereto, UBS Securities LLC as Arranger, Hibernia National Bank, as Documentation Agent, and UBS AG, Stanford Branch, as Issuing Bank, Administrative Agent and Collateral Agent
10.11**	—	Second Amended and Restated 2003 Incentive Plan
10.12**	—	Form of Non-Qualified Option Grant Agreement (Executive Officer — Pre-March 1, 2005)
10.13**	—	Form of Non-Qualified Option Grant Agreement (Executive Officer — Post-March 1, 2005)
10.14**	—	Form of Non-Qualified Option Grant Agreement (Non-Employee Director — Pre-March 1, 2005)
10.15**	—	Form of Non-Qualified Option Grant Agreement (Non-Employee Director — Post-March 1, 2005)
10.16**	—	Form of Restricted Stock Grant Agreement
10.17**	—	Workover Unit Package Contract and Acceptance Agreement, dated as of May 17, 2005, by and between Basic Energy Services, L.P. and Taylor Rigs, LLC
10.18**	—	Share Exchange Agreement dated as of September 22, 2003, by and among BES Holding Co. and the Stockholders named therein.
10.19**	—	Form of Share Tender and Repurchase Agreement
10.20**	—	Workover Unit Package Contract and Acceptance Agreement, dated as of November 10, 2005, by and between Basic Energy Services, L.P. and Taylor Rigs, LLC
21.1**	—	Subsidiaries of Basic Energy Services
23.1**	—	Consent of KPMG LLP
23.2**	—	Consent of PricewaterhouseCoopers LLP
23.3**	—	Consent of Andrews Kurth LLP (Contained in Exhibit 5.1)
24.1**	—	Power of Attorney

*
Filed herewith

**
Previously filed

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution
  ITEM 14. Indemnification of Directors and Officers
  ITEM 15. Recent Sales of Unregistered Securities
  ITEM 16. Exhibits and Financial Statement Schedules
  ITEM 17. Undertakings
SIGNATURES
EXHIBIT INDEX